Exhibit 99.1

FOR IMMEDIATE RELEASE
June 15, 2020

Tandy Leather Appoints New Chief Financial Officer

FORT WORTH, TEXAS – June 15, 2020 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (the “Company”) announced that Steve Swank is joining the Company as its Chief Financial Officer, effective July 6, 2020.  Mr. Swank joins Tandy Leather from Sears Hometown Stores, Inc., where he was the Vice President, CFO and Treasurer.  Michael Galvan, the Company’s Interim CFO, will remain with Tandy through the completion of the restatement and in a consulting role.

Mr. Swank brings over 25 years of finance, accounting, planning and other relevant experience in a broad range of retail companies, including Sears-branded companies, where he spent the last 11 years, Fossil Group and CompUSA.  He has worked in both public and private companies and in both large organizations and small.  Coming full circle, Mr. Swank started his career at Fort Worth-headquartered Tandy Corporation in buying and merchandising.

“We are thrilled to have Steve join our team to lead our Finance and Accounting function and to play a key role in Tandy’s transformation story.  His broad range of finance roles and deep retail experience, combined with his proven team-building and strategic thinking skills, make him an excellent and unique fit for our team,” said Janet Carr, CEO of the Company.  “We want to thank Mike Galvan for his invaluable contributions, in particular to our restatement effort, and his hard work and commitment to helping us get over the finish line in August.”

“It’s an exciting time to be joining Tandy Leather,” Steve Swank said.  “I’m looking forward to being part of the team that can take this 100-year-old heritage brand onto a path of growth to unlock value for shareholders.”

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 108 North American stores located in 40 US states and 6 Canadian provinces, and one international store located in Spain.  Its common stock trades on the Nasdaq with the symbol “TLF”.  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Janet Carr, Tandy Leather Factory, Inc.  (817) 872-3200 or janet.carr@tandyleather.com

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes